As filed with the Securities and Exchange Commission on December 31, 2025

Registration No. 333-248851
Registration No. 333-259202
Registration No. 333-270572
Registration No. 333-272622

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-248851)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-259202)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-270572)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-272622)

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HALL OF FAME RESORT & ENTERTAINMENT
COMPANY
(Exact name of registrant as specified in its charter)

Delaware	85-3235695
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2626 Fulton Drive NW, Canton, Ohio	44718
(Address of Principal Executive Offices)	(Zip Code)

Hall of Fame Resort & Entertainment Company 2023 Inducement Plan
Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan
Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan
Inducement Restricted Stock Unit Award Agreement - Charnes
Inducement Restricted Stock Unit Award Agreement – Muhleman
Inducement Restricted Stock Unit Award Agreement –Steier
Inducement Restricted Stock Unit Award Agreement –Langerman
(Full title of the plan)

Lisa Gould
Interim Chief Executive Officer
Hall of Fame Resort & Entertainment Company
2626 Fulton Drive NW
Canton, OH 44718
(Name and address of agent for service)

(330) 458-9176
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Hall of Fame Resort & Entertainment Company, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (“SEC”):

•
Registration Statement No. 333- 248851, filed with the SEC on September 16, 2020, registering (i) 1,812,727 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Registrant which may be offered and sold upon the exercise or vesting of stock-based award or the issuance of stock-based awards under the Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan, (ii) 138,568 shares of Common Stock issuable upon vesting of restricted stock units granted to Tara Charnes on September 16, 2020, and (iii) 144,613 shares of Common Stock issuable upon vesting of restricted stock units granted to Erica Muhleman on September 16, 2020;

•
Registration Statement No. 333-259202, filed with the SEC on August 31, 2021, registering (i) 4,000,000 shares of Common Stock, which may be offered and sold upon the exercise or vesting of stock-based awards or the issuance of stock-based awards under the Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan, (ii) 66,460 shares of Common Stock issuable upon vesting of restricted stock units granted to Olivia Steier on November 13, 2020, and (iii) 131,694 shares of Common Stock issuable upon vesting of restricted stock units granted to Scott Langerman on November 13, 2020;

•
Registration Statement No. 333-270572, filed with the SEC on March 15, 2023, registering 110,000 shares of Common Stock, which may be offered and sold upon the exercise or vesting of stock-based awards or the issuance of stock-based awards under the Hall of Fame Resort & Entertainment Company 2023 Inducement Plan; and

•
Registration Statement No. 333-272622, filed with the SEC on June 13, 2023, registering 275,000 shares of Common Stock, which may be offered and sold upon the exercise or vesting of stock-based awards or the issuance of stock-based awards under the Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan.

On December 31, 2025, the Registrant completed the previously announced merger contemplated by the Agreement and Plan of Merger, dated as of May 7, 2025 (the “Merger Agreement”), by and among the Registrant, HOFV Holdings, LLC, a Delaware limited liability company (“Parent”), and Omaha Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely as guarantor of certain of Parent’s obligations thereunder, CH Capital Lending, LLC, a Delaware limited liability company. Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger, the Registrant has terminated all offerings of Common Stock pursuant to the above-referenced Registration Statements under the Securities Act of 1933, as amended. In accordance with undertakings made by the Registrant in or incorporated by reference in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered under the Registration Statements that remain unsold or otherwise unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

The foregoing summary of the Merger Agreement, the Merger and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, State of Ohio, on December 31, 2025.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

/s/ Lisa Gould
Name:	Lisa Gould
Title:	Interim Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Lisa Gould and Eric Hess, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lisa Gould	Interim Chief Executive Officer	December 31, 2025
Lisa Gould	(Principal Executive Officer)

/s/ Eric Hess	Interim Principal Financial Officer	December 31, 2025
Eric Hess	(Principal Financial Officer)

/s/ Marcus LaMarr Allen	Director	December 31, 2025
Marcus LaMarr Allen

/s/ Anthony J. Buzzelli	Director	December 31, 2025
Anthony J. Buzzelli

/s/ David Denis	Director	December 31, 2025
David Dennis

/s/ Karl L. Holz	Director	December 31, 2025
Karl L. Holz

/s/ Stuart Lichter	Director	December 31, 2025
Stuart Lichter

/s/ Mary Owen	Director	December 31, 2025
Mary Owen

/s/ Kimberly K. Schaefer	Director	December 31, 2025
Kimberly K. Schaefer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.